EXHIBIT 99.1

HMS Holdings Corp. Announces New Appointment to its Board of Directors

IRVING, Texas, Oct. 12, 2016 (GLOBE NEWSWIRE) -- HMS Holdings Corp. (NASDAQ:HMSY) today announced that Alex Michael Azar II has been appointed to the HMS Board of Directors, effective October 11, 2016. Mr. Azar is President, Lilly USA, LLC, the largest affiliate of Eli Lilly & Company (NYSE:LLY). Prior to joining Lilly, Mr. Azar was the Deputy Secretary (2005-2007) and General Counsel (2001-2005) at the U.S. Department of Health & Human Services.

“Alex Azar brings an important blend of government and industry experience to our Board,” said Bill Lucia, Chairman and CEO. “He has an informed perspective on healthcare policy which will enrich our Board dialogue. In addition, Alex has extensive experience with big data in his current role at Lilly which is particularly relevant as we expand into the care management and data analytics field with our recent acquisition of Essette.”

Prior to his service at HHS, Mr. Azar was in private legal practice. He is a graduate of Dartmouth College and the Yale Law School, and was a Law Clerk to U.S. Supreme Court Justice Antonin Scalia.

“Expenditures in government programs - whether administered by CMS, state governments or health plans – are projected to continue growing at an unsustainable level. I look forward to joining the HMS Board and utilizing my public and private healthcare experience to contribute to its strategic discussion about ongoing efforts by HMS to develop and acquire solutions for payers that help bend the cost curve,” commented Mr. Azar.

About HMS

HMS Holdings Corp., through its subsidiaries, provides coordination of benefits, payment integrity and care management solutions for payers. The Company serves state Medicaid programs; health plans, including Medicaid managed care, Medicare Advantage and group and individual health lines of business; federal government health agencies, including the Centers for Medicare & Medicaid Services and the Veterans Health Administration; government and private employers; and other healthcare payers and sponsors, including child support agencies. As a result of the Company’s services, customers recover billions of dollars annually and save billions more through the prevention of improper payments.

Investor Contact:
Dennis Oakes
SVP, Investor Relations
dennis.oakes@hms.com
212-857-5786

Media Contact:
Francesca Marraro
VP, Marketing and Communications
fmarraro@hms.com
212-857-5442